EXHIBIT 99.1


                   NEXTWAVE WIRELESS INC. AND IPWIRELESS, INC.
         UNAUDITED PRO FORMA CONDENSED COMBINED STATEMENT OF OPERATIONS

                      FOR THE YEAR ENDED DECEMBER 29, 2007
                    (IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)

                                   HISTORICAL
                                    NEXTWAVE                    PRO                   PRO
                                    WIRELESS    IPWIRELESS,    FORMA                 FORMA
                                       INC.       INC.(1)    ADJUSTMENTS    NOTES   COMBINED
                                    ---------    ---------    ---------     -----   ---------
Revenues                            $  59,107    $   3,461    $(1,177)       (3)    $  61,391
                                    ---------    ---------    ---------             ---------
Operating expenses:
  Cost of revenues                     63,097        4,117         (402)     (3)       66,812
  Loss on customer contract              --          9,265         --                   9,265
  Engineering, research and
  development                         149,645        7,048         --                 156,693
  General and administrative           92,992        2,481        3,630      (4)       99,103
  Sales and marketing                  29,727        2,386         --                  32,113
  Purchased in-process research
  and development                      12,060         --        (11,200)     (5)          860
                                    ---------    ---------    ---------             ---------
     Total operating expenses         347,521       25,297       (7,972)              364,846
                                    ---------    ---------    ---------             ---------
Loss from operations                 (288,414)     (21,836)       6,795              (303,455)
Total other income (expense), net     (32,109)         135         (183)     (6)      (32,157)
                                    ---------    ---------    ---------             ---------
Loss before provision for income
  taxes and minority interest        (320,523)     (21,701)       6,612              (335,612)
Income tax provision                     (635)          (1)        --                    (636)
Minority interest                       1,048         --           --                   1,048
                                    ---------    ---------    ---------             ---------
 Net loss                            (320,110)     (21,702)       6,612              (335,200)
Less: Preferred stock dividends       (20,810)        (192)         192      (7)      (20,810)
    Accretion of issuance costs
      on preferred stock                 (210)        --           --                    (210)
                                    ---------    ---------    ---------             ---------
      Net loss applicable to
      common shares                 $(341,130)   $ (21,894)   $   6,804             $(356,220)
                                    =========    =========    =========             =========

 Net loss per common share -
  basic and diluted                 $   (3.81)                                      $   (3.86)
 Weighted average shares used in
  per share calculation                89,441                     2,775      (8)       92,216


(1) For the period from January 1, 2007 to May 11, 2007, the effective date of the acquisition IPWireless, Inc.



See accompanying Notes to Unaudited Pro Forma Condensed Combined Statement of Operations.



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


                   NEXTWAVE WIRELESS INC. AND IPWIRELESS, INC.
     NOTES TO UNAUDITED PRO FORMA CONDENSED COMBINED STATEMENT OF OPERATIONS

1.    BASIS OF PRO FORMA PRESENTATION

      On May 11, 2007, NextWave Wireless Inc. ("NextWave") completed the acquisition ("Acquisition") of all the issued and outstanding common and preferred stock of IPWireless, Inc. ("IP Wireless"), a privately held company headquartered in California that supplies TD-CDMA network equipment and subscriber terminals.

      The unaudited pro forma condensed combined statement of operations included herein has been prepared by NextWave, without audit, under the rules and regulations of the Securities and Exchange Commission. Some information and footnote disclosures normally included in consolidated financial statements prepared in accordance with generally accepted accounting principles in the United States have been condensed or omitted under these rules and regulations. The preparation of the unaudited pro forma condensed combined statement of operations requires management to make estimates and assumptions that affect the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

      The unaudited pro forma condensed combined statement of operations for the year ended December 29, 2007 gives effect to the Acquisition as if it had occurred on December 31, 2006.

      The unaudited pro forma condensed combined statement of operations does not give effect to any restructuring costs or any potential cost savings or other operating efficiencies that could result from the Acquisition.

      The unaudited pro forma condensed combined statement of operations should be read in conjunction with the historical financial statements and the notes thereto of NextWave and IPWireless.

2.    PURCHASE PRICE OF IPWIRELESS, INC.

      The total purchase price of the Acquisition is as follows:

     (in thousands)
     Cash paid for common and preferred stock                 $ 25,668
     Transaction costs                                           3,136
         Total cash paid                                        28,804
     Fair value of 7,651 shares of NextWave common stock
       issued                                                   74,522
     Accrual for contingent consideration                       51,594
     Less cash acquired                                         (3,768)
                                                              --------
         Total purchase price                                 $151,152
                                                              ========


      The fair value of the common stock issued was based upon the actual number of shares issued to the IPWireless shareholders using the average closing trading price of NextWave common stock on Nasdaq during a five-day trading period beginning two trading days prior to the announcement of the Acquisition on April 9, 2007.

      Included in the total purchase price above is $51.6 million of accrued additional purchase consideration payable to the selling shareholders of IPWireless as a result of the achievement of certain revenue milestones in 2007 as specified in the acquisition agreement. Of the total amount accrued, $50 million will be paid in March 2008 through a cash payment of approximately $4.4 million and the issuance of approximately 9.1 million shares of NextWave common stock. Approximately $3.9 million of the cash payment and approximately 3.4 million of the shares of NextWave common stock will be deposited into an escrow account to provide funding for potential indemnification claims pursuant to the terms of the acquisition agreement. The remaining cash payment and shares of NextWave common stock will be distributed to the IPWireless selling shareholders.



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




      In accordance with the purchase method of accounting, the purchase price has been allocated to the acquired tangible and intangible assets and assumed liabilities of IPWireless based upon their estimated fair values at the date of acquisition, with the excess of the purchase price over the fair value of the assets acquired and liabilities assumed allocated to goodwill as follows:

     (in thousands)
     Accounts receivable, net            $ 13,474
     Inventory                              4,643
     Deferred contract costs                1,687
     Prepaid and other current assets       1,623
     Property and equipment                 1,996
     Purchased intangible assets,
       including in-process research
       and development                     54,610
     Goodwill                             126,290
     Other noncurrent assets                  413
     Accounts payable and other
       current liabilities                (26,843)
     Deferred revenue                     (13,301)
     Provision for loss contract          (13,440)
                                         --------
       Total purchase price              $151,152
                                         ========

      Purchased intangible assets and their respective useful lives are as follows:

                                     USEFUL
                                      LIFE           AMOUNT
                                   (IN YEARS)     (IN THOUSANDS)
                                   ----------     --------------
     Purchased technology              7.0           $34,240
     Purchased trade names and
       trademarks                      5.0             5,850
     Non-compete agreements            1.0               680
     Purchased customer base          10.0             2,640
     In-process research and
       development                     --             11,200
                                                      ------
                                                     $54,610
                                                     =======

      Additional purchase consideration of up to $77.5 million may be paid to the selling shareholders of IPWireless based upon the achievement of certain revenue milestones in 2008 and 2009, inclusive, as specified in the acquisition agreement, with potential payments of up to $24.2 million in 2009 and up to $53.3 million in 2010. If earned, up to approximately $56.3 million of such additional consideration will be payable in cash or shares of common stock at NextWave's election and up to approximately $18.7 million of such amounts will be payable in cash or shares of common stock at the election of the representative of the IPWireless shareholders and up to $2.5 million is required to be paid in cash. In accordance with Statement of Financial Accounting Standard ("SFAS") No. 141, Business Combinations, the contingent consideration, if any, paid to non-employee and employee stockholders will be recorded as additional purchase price when the contingency is resolved and the consideration is determinable and becomes issuable. Contingent consideration, if any, paid to employee shareholders is regarded as additional purchase price rather than compensation as payment of the contingent consideration is not contingent upon continuing employment.

      NextWave has also adopted the IPWireless, Inc. Employee Stock Bonus Plan which provides the employees and consultants may receive up to an aggregate of $7.0 million in shares of our common stock, valued at the time of issuance, payable upon the achievement of certain revenue milestones in 2007 through 2009.


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



At December 29, 2007, we assessed the probability of achievement of the milestone under the plan and determined that a stock bonus was probable of payment. Accordingly, during the year ended December 29, 2007, we recognized $3.1 million of share based compensation expense based on the portion of the requisite service period elapsed through December 29, 2007. This amount has been reported in other long-term liabilities in the consolidated balance sheet at December 29, 2007

3.    REVENUES AND COST OF REVENUES

      Adjustments of $1.2 million and $0.4 million were made to reduce the amount of revenues and related cost of revenues, respectively, that were recognized during the year ended December 29, 2007, in accordance with Emerging Issues Task Force ("EITF") Issue No. 01-3, Accounting in a Business Combination for Deferred Revenue of an Acquiree, assuming that the Acquisition occurred on December 31, 2006.

4.    AMORTIZATION OF PURCHASED INTANGIBLE ASSETS

      An adjustment of $3.6 million was made to increase general and administrative expenses that were recognized for the year ended December 29, 2007 to reflect a full period of amortization of acquired intangible assets assuming that the Acquisition occurred on December 31, 2006.

5.    PURCHASED IN-PROCESS RESEARCH AND DEVELOPMENT

      An adjustment of $11.2 million to purchased in-process research and development was made to exclude the charge to expense during the year ended December 29, 2007 as it is nonrecurring.

6.    OTHER INCOME (EXPENSE), NET

      Subsequent to its acquisition by NextWave, the functional currency of IPWireless was determined to be the U.S. dollar based on the guidance provided by SFAS No. 52, Foreign Currency Translation. Accordingly, monetary assets and liabilities are remeasured into U.S. dollars at the exchange rate in effect at the balance sheet date and resulting exchange gains or losses of these foreign investees are recognized in the consolidated statement of operations. An adjustment of $0.2 million in net foreign currency exchange losses was made for the year ended December 29, 2007 to recognize these losses in the consolidated statement of operations rather than as cumulative translation losses in the consolidated balance sheet.





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



7.    PREFERRED STOCK DIVIDENDS

      An adjustment to eliminate IPWireless' preferred stock dividends of $0.2 million for the year ended December 29, 2007 was made as a result of the conversion of all outstanding IPWireless preferred stock immediately prior to the Acquisition.

8.    WEIGHTED AVERAGE SHARES USED IN PER SHARE CALCULATION

      An adjustment of 2.8 million average shares was made to increase the weighted average shares used in the net loss per common share calculation for the year ended December 29, 2007 to reflect the shares of NextWave common stock issued in the Acquisition assuming that the Acquisition occurred on December 31, 2006.
























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